SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

August 29, 2002
Date of Report (Date of earliest event reported)

WESTAR ENERGY, INC.
(Exact name of registrant as specified in its charter)

Kansas	1-3523	48-0290150
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. EmployerIdentification No.)

818 South Kansas Avenue, Topeka, Kansas 66612
(Address of principal executive offices)

(785) 575-6300
(Registrant’s telephone number, including area code)

WESTAR ENERGY, INC.

Item 7.    Financial Statements and Exhibits

       (c) Exhibits

       Exhibit 99.1 – Press Release dated August 29, 2002.

Item 9.    Regulation FD Disclosure

On August 29, 2002, our subsidiary, Westar Industries, Inc., announced that it intends to sell the common stock and preferred stock of ONEOK, Inc. owned by Westar Industries which represents an approximate 45% ownership interest in ONEOK. Westar Industries said that it currently plans to sell outright, or sell an option to purchase, all or a portion of the ONEOK stock it owns in privately negotiated transactions, or sales into the public market. Under a Shareholder Agreement applicable to the stock, ONEOK had until August 28, 2002 to purchase the stock from Westar Industries. ONEOK advised Westar Industries last week that ONEOK was not going to purchase the stock. Accordingly, Westar Industries is now free to pursue a sale of the stock and is free of certain restrictions (including percentage limitations on sales) contained in that agreement. Under the Shareholder Agreement, ONEOK must also take all commercially reasonable steps to assist Westar Industries in securing such regulatory approvals as may be necessary to allow a sale of the stock provided such approvals would not reasonably be expected to have a material adverse effect on ONEOK. The terms of the Shareholder Agreement allow Westar Industries until September 30, 2003 to complete a sale of the stock. Westar has retained JPMorgan to advise it with respect to this matter. A copy of the press release is attached to this report.

We are furnishing the information contained in this report pursuant to Regulation FD promulgated by the Securities and Exchange Commission (“SEC”). This information is furnished pursuant to Item 9 of Form 8-K and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, unless we specifically incorporate it by reference in a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934. By filing this report on Form 8-K and furnishing this information, we make no admission as to the materiality of any information in this report that is required to be disclosed solely by reason of Regulation FD or that the information includes material investor information that is not otherwise publicly available.

The information contained in this report is summary information that is intended to be considered in the context of our SEC filings and other public announcements that we may make, by press release or otherwise, from time to time. We disclaim any current intention to revise or update the information contained in this report, although we may do so from time to time as our management believes is warranted. Any such updating may be made through the filing of other reports or documents with the SEC, through press releases or through other public disclosure.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                    Westar Energy, Inc.

Date August 29, 2002	By /s/ Paul R. Geist
Paul R. Geist, Senior Vice President
and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

99.1	Press Release dated August 29, 2002